EXHIBIT 10.2

                                                                May 8, 2007

From: Citibank, N.A.
390 Greenwich Street
New York, NY 10013
Equity Derivatives
Telephone: (212) 723-7357
Facsimile: (212) 723-8328

To: Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, OH 45202
Attention: Chief Financial Officer
Telephone No.:    (513) 762-6901
Facsimile No.:    (513) 287-6713

Re: Call Option Transaction

         The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the call option transaction entered into between Citibank, N.A. ("Citibank") and Chemed Corporation ("Counterparty") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

         The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. This Transaction shall constitute a Share Option Transaction within the meaning set forth in the Equity Definitions. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated May 8, 2007 (the "Offering Memorandum") relating to the USD 180,000,000 principal amount of 1.875% Convertible Senior Notes due 2014, (the "Convertible Notes" and each USD 1,000 principal amount of Convertible Notes, a "Convertible Note") issued by Counterparty pursuant to an Indenture to be dated May 14, 2007 between Counterparty and LaSalle Bank, N.A., as trustee (the "Indenture"). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Citibank as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

         Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties' entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Citibank and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the "Agreement") as if Citibank and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

   Trade Date:                      May 8, 2007

   Option Style:                    "Modified American", as described under
                                    "Procedures for Exercise" below

   Option Type:                     Call

   Buyer:                           Counterparty

   Seller:                          Citibank

   Shares: The capital stock of Counterparty, par value USD 1 per Share (Exchange symbol "CHE")

   Number of Options:               90,000; provided that the Number of Options
                                    shall be automatically increased as of the date of exercise (the "Greenshoe Exercise") by J.P. Morgan Securities Inc. and
                                    Citigroup Global Markets Inc. as
                                    representatives of the Initial Purchasers
                                    (as defined in the Purchase Agreement dated as of May 8, 2007 between Counterparty,
                                    J.P. Morgan Securities Inc. and Citigroup
                                    Global Markets Inc. as representatives of the Initial Purchasers party thereto (the
                                    "Purchase Agreement")), of their option
                                    pursuant to Section 1 of the Purchase
                                    Agreement by the number of additional
                                    Convertible Notes in denominations of USD
                                    1,000 principal amount issued pursuant to such exercise (such Convertible Notes, the "Additional Convertible Notes") multiplied by 50% (the "Additional Options"). For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

   Option Entitlement:              As of any date, a number equal to the
                                    Conversion Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 11.02(h), Section 11.02(i) or to
                                    Section 11.03 of the Indenture), for each Convertible Note.

   Strike Price:                    USD 80.7275

   Premium: USD 24,702,300 (Premium per Option: USD 274.4700); provided that if the Number of Options is increased pursuant to the proviso to the definition of "Number of Options" above, there shall be an additional Premium equal to the product of the number of Additional Options and the Premium per Option (the "Additional Premium"), and such Additional Premium shall be paid by Counterparty to Citibank on the Additional Premium Payment Date.

   Premium Payment Date:            May 14, 2007

   Additional Premium Payment Date: The closing date for the purchase and sale of the Additional Convertible Notes.

   Exchange:                        The New York Stock Exchange

   Related Exchange(s):             All Exchanges

Procedures for Exercise:

   Exercise Period(s):              Notwithstanding anything to the contrary in
                                    the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant
                                    Conversion Date and ending on, and
                                    including, the Scheduled Valid Day
                                    immediately preceding the first day of the relevant Settlement Averaging Period in respect of such Conversion Date; provided that in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs on or after March 1, 2014, the final day of the Exercise Period shall be the Scheduled
                                    Valid Day immediately preceding the
                                    Expiration Date.

   Conversion Date:                 With respect to any conversion of
                                    Convertible Notes, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Notes satisfies all of the requirements for conversion thereof as set forth in Section
                                    11.01(b) of the Indenture.

   Exercisable Options:             In respect of each Exercise Period, a number
                                    of Options equal to 50% of the number of USD 1,000 principal amount of Convertible
                                    Notes surrendered to Counterparty for
                                    conversion with respect to such Exercise
                                    Period but no greater than the Number of Options.

   Expiration Time:                 The Valuation Time

   Expiration Date:                 May 15, 2014, subject to earlier exercise.

   Multiple Exercise:               Applicable, as described under Exercisable
                                    Options above.

   Automatic Exercise:              Applicable; and means that in respect of an
                                    Exercise Period, a number of Options not previously exercised hereunder equal to the number of Exercisable Options shall be deemed to be exercised on the final day of such Exercise Period for such Exercisable
                                    Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Citibank.

   Notice of Exercise:              Notwithstanding anything to the contrary in
                                    the Equity Definitions, in order to
                                    exercise any Exercisable Options,
                                    Counterparty must notify Citibank in
                                    writing before 5:00 p.m. (New York City
                                    time) on the Scheduled Valid Day prior to the scheduled first day of the Settlement
                                    Averaging Period for the Exercisable
                                    Options being exercised (the "Notice
                                    Deadline") of (i) the number of such
                                    Options and (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date; provided that, notwithstanding the foregoing, such notice
                                    (and the related exercise of Exercisable
                                    Options) shall be effective if given after the Notice Deadline but prior to 5:00 p.m.
                                    (New York City time) on the fifth Scheduled
                                    Valid Day after the Notice Deadline, in
                                    which event the Calculation Agent shall
                                    have the right to adjust the number of Net
                                    Shares as appropriate to reflect the
                                    additional costs (including, but not
                                    limited to, hedging mismatches and market losses) and expenses incurred by Citibank in connection with its hedging activities
                                    (including the unwinding of any hedge
                                    position) as a result of Citibank not
                                    having received such notice prior to the Notice Deadline; provided further that in respect of Exercisable Options relating to Convertible Notes with a Conversion Date occurring on or after March 1, 2014, such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Exercisable
                                    Options.

   Valuation Time:                  At the close of trading of the regular
                                    trading session on the Exchange.

   Market Disruption Event:         Section 6.3(a) of the Equity Definitions is
                                    hereby replaced in its entirety by the
                                    following:

                                    "'Market Disruption Event' means in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares."

Settlement Terms:

   Settlement Method:               Net Share Settlement

   Net Share Settlement:            Citibank will deliver to Counterparty, on
                                    the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Exercisable Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

   Net Shares:                      In respect of any Exercisable Option
                                    exercised or deemed exercised, a number of Shares equal to (i) the Option Entitlement multiplied by (ii) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such
                                    Exercisable Option, of (A) the Relevant
                                    Price on such Valid Day less the Strike
                                    Price, divided by (B) such Relevant Price, divided by (iii) the number of Valid Days in the Settlement Averaging Period;
                                    provided, however, that if the calculation contained in clause (A) above results in a negative number, such number shall be replaced with the number "zero".

                                    Citibank will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

   Valid Day:                       A day on which (i) trading in the Shares
                                    generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then traded and (ii) there is no Market
                                    Disruption Event.

   Scheduled Valid Day:             A day on which trading in the Shares is
                                    scheduled to occur on the principal U.S.
                                    national or regional securities exchange or market on which the Shares are listed or admitted for trading.

   Relevant Price:                  On any Valid Day, the per Share volume-
                                    weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page CHE.N (equity) AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid
                                    Day, as determined by the Calculation Agent using a volume-weighted method).

   Settlement Averaging Period:     For any Exercisable Option, (x) if
                                    Counterparty has, on or prior to March 1, 2014, delivered a Notice of Exercise to Citibank with respect to such Exercisable
                                    Option with a Conversion Date occurring
                                    prior to March 1, 2014, the forty (40)
                                    consecutive Valid Days commencing on and including the second Scheduled Valid Day following such Conversion Date, or (y) if Counterparty has, on or following March 1, 2014, delivered a Notice of Exercise to Citibank with respect to such Exercisable
                                    Option with a Conversion Date occurring on or following March 1, 2014, the forty (40) consecutive Valid Days commencing on, and including, the forty second (42nd)
                                    Scheduled Valid Day immediately prior to the Expiration Date.

   Settlement Date:                 For any Exercisable Option, the date Shares
                                    will be delivered with respect to the
                                    Convertible Notes related to such
                                    Exercisable Options, under the terms of the Indenture.

   Settlement Currency:             USD

   Failure to Deliver:              Applicable

   Other Applicable Provisions:     The provisions of Sections 9.1(c), 9.8, 9.9,
                                    9.11, 9.12 and 10.5 of the Equity
                                    Definitions will be applicable, except that all references in such provisions to "Physically-settled" shall be read as references to "Net Share Settled". "Net
                                    Share Settled" in relation to any Option means that Net Share Settlement is applicable to that Option.

   Representation and Agreement:    Notwithstanding Section 9.11 of the Equity
                                    Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty's status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction:

   Adjustments applicable to the Transaction:

   Potential Adjustment Events:     Notwithstanding Section 11.2(e) of the
                                    Equity Definitions, a "Potential Adjustment
                                    Event" means an occurrence of any event or condition, as set forth in Section 11.02 of the Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section
                                    11.02(h), Section 11.02(i) or Section 11.03
                                    of the Indenture.

   Method of Adjustment:            Calculation Agent Adjustment, and means
                                    that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible
                                    Notes pursuant to the Indenture (other than Section 11.02(h), Section 11.02(i) and
                                    Section 11.03 of the Indenture), the
                                    Calculation Agent will make a corresponding adjustment to any one or more of the Strike
                                    Price, Number of Options, the Option
                                    Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction. The Calculation Agent shall promptly thereafter notify Citibank and Counterparty of any such corresponding adjustment.

Extraordinary Events applicable to the Transaction:

   Merger Events:                   Notwithstanding Section 12.1(b) of the
                                    Equity Definitions, a "Merger Event" means the occurrence of any event or condition set forth in clause (2) of the definition of Fundamental Change in Section 1.01 of the Indenture.

   Tender Offers:                   Applicable; provided that notwithstanding
                                    Section 12.1(d) of the Equity Definitions, a "Tender Offer" means the occurrence of any event or condition set forth in clause
                                    (1) of the definition of Fundamental Change in Section 1.01 of the Indenture.

   Consequence of Merger Events/
   Tender Offers:                   Notwithstanding Section 12.2 and Section
                                    12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender
                                    Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike
                                    Price, Number of Options, the Option
                                    Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion
                                    Rate for the issuance of additional shares as set forth in Section 11.03 of the Indenture; provided further that if, with respect to a Merger Event or a Tender
                                    Offer, the consideration for the Shares
                                    includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia," Cancellation and
                                    Payment shall apply.

   Nationalization, Insolvency or   Cancellation and Payment (Calculation Agent
    Delisting:                      Determination); provided that, in addition
                                    to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock
                                    Exchange, the American Stock Exchange, The
                                    NASDAQ Global Select Market or The NASDAQ
                                    Global Market (or their respective
                                    successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American
                                    Stock Exchange, The NASDAQ Global Select
                                    Market or The NASDAQ Global Market (or
                                    their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

   Additional Disruption Events:

   Change in Law:                   Applicable

   Insolvency Filing:               Applicable

   Failure to Deliver:              Applicable

   Hedging Party:                   For all applicable Additional Disruption
                                    Events, Citibank

   Determining Party:               For all applicable Additional Disruption
                                    Events, Citibank

Non-Reliance:                       Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:       Applicable

Additional Acknowledgments:         Applicable

4. Calculation Agent:               Citibank. The Calculation Agent shall, upon
                                    request by the Counterparty, provide a
                                    written explanation of any calculation made by it including, where applicable, a description of the methodology and data applied.

5. Account Details:

         (a) Account for payments to Counterparty:

                    JP Morgan Chase Bank
                    ABA# 021000021
                    Acct: Chemed Corporation
                    Acct No.: 94-13065

             Account for delivery of Shares to Counterparty:

                    To be provided by Counterparty

         (b) Account for payments to Citibank:

                    Citibank, N.A.
                    ABA #021000089
                    DDA 00167679
                    Ref: Equity Derivatives

             Account for delivery of Shares from Citibank:

                    DTC 418

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Citibank for the Transaction is: 390 Greenwich Street, New York, NY 10013

7. Notices: For purposes of this Confirmation:

         (a) Address for notices or communications to Counterparty:
             Chemed Corporation
             2600 Chemed Center
             255 East Fifth Street
             Cincinnati, OH 45202
             Attention: Chief Financial Officer
             Telephone No.:    (513) 762-6901
             Facsimile No.:    (513) 287-6713

         (b) Address for notices or communications to Citibank:
             To:             Citibank, N.A.
                             390 Greenwich Street, 5th Floor
                             New York, NY 10013

             Attention:      Equity Derivatives
             Telephone:      (212) 723-7357
             Facsimile:      (212) 723-8328

             To:             Citibank, N.A.
                             3880 Greenwich Street, 17th Floor
                             New York, NY 10013

             Attention:      CIB Legal Group--Derivatives
             Telephone:      (212) 816-2944
             Facsimile:      (646) 291-5875

8.  Representations and Warranties

(i) Representations and Warranties of Counterparty

The representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement are true and correct and are hereby deemed to be repeated to Citibank as if set forth herein. Counterparty hereby further represents and warrants to Citibank that:

     (a) Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty's part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

     (b) Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will (i) conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject (including, but not limited to, any agreements and contracts of Counterparty or any of its subsidiaries filed as exhibits to Counterparty's Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in the Offering Memorandum), or (ii) constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

     (c) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the "Securities Act") or state securities laws.

     (d) It is an "eligible contract participant" (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the "CEA")) because one or more of the following is true:

          Counterparty is a corporation, partnership, proprietorship, organization, trust or other entity and:

          (A)  Counterparty has total assets in excess of USD 10,000,000;

          (B) the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or
               1a(12)(C) of the CEA; or

          (C) Counterparty has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty's business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty's business.

     (e) Each of it and its controlled affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty.

(ii) Additional representations and warranties

     (a) Citibank represents that it is an "eligible contract participant" as defined in Section 1a(12) of the CEA.


     (b) Each of Citibank and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof.

9. Other Provisions:

     (a) Opinions. Counterparty shall deliver to Citibank an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(i)(a) through (c) of this Confirmation.

     (b)  Reserved

     (c) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Citibank a written notice of such repurchase (a "Repurchase Notice") on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 21 million (in the case of the first such notice) or (ii) thereafter more than 1.60 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Citibank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an "Indemnified Person") from and against any and all losses (including losses relating to Citibank's hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 "insider", including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney's fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty's failure to provide Citibank with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty's failure to provide Citibank with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

     (d) Regulation M. Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of any securities of Counterparty, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (ii) the distribution of the Convertible Notes. Counterparty shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

     (e) No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

     (f) Early Unwind. In the event the sale of Convertible Notes (or, in respect of the Greenshoe Exercise, the Additional Convertible Notes) is not consummated with the Initial Purchasers for any reason by the close of business in New York on May 14, 2007 (or, in respect of the Greenshoe Exercise, the third Clearance System Business Day following the date of the Greenshoe Exercise (the "Additional Closing Date")) (or such later date as agreed upon by the parties) (May 14, 2007 or such later date as agreed upon being or, in respect of the Greenshoe Exercise, the Additional Closing Date, the "Early Unwind Date"), this Transaction (or, in respect of the Greenshoe Exercise, the Additional Options) shall automatically terminate (the "Early Unwind"), on the Early Unwind Date and (i) the Transaction (or, in respect of the Greenshoe Exercise, the Additional Options) and all of the respective rights and obligations of Citibank and Counterparty under the Transaction (or, in respect of the Greenshoe Exercise, the Additional Options) shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction (or, in respect of the Greenshoe Exercise, the Additional Options) either prior to or after the Early Unwind Date; provided that, unless the sale of the Convertible Notes or the Additional Convertible Notes, as applicable, is not consummated due to a breach of the Purchase Agreement by the Initial Purchasers, Counterparty shall purchase from Citibank on the Early Unwind Date all Shares purchased by Citibank or one or more of its affiliates and reimburse Citibank for any commercially reasonable costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (or, in respect of the Greenshoe Exercise, the Additional Options) (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by Citibank in its sole good faith discretion. Citibank shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Citibank and Counterparty represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

     (g) Transfer or Assignment. Counterparty may not transfer any of its rights or obligations under this Transaction without the prior written consent of Citibank. Citibank may not, without Counterparty's consent, transfer or assign all or any part of its rights or obligations under the Transaction; provided that if (i) Citibank's "beneficial ownership" (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) exceeds 7.5% of Counterparty's outstanding Shares or (ii) the quotient of (x) the product of (a) the Number of Options and (b) the Option Entitlement divided by (y) the number of Counterparty's outstanding Shares (such quotient expressed as a percentage, the "Option Equity Percentage") exceeds 14.5%, Citibank may assign or transfer a portion of the Transaction without Counterparty's consent to any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (i) the credit rating of Citibank at the time of the transfer and (ii) A- by Standard and Poor's Rating Group, Inc. or its successor ("S&P"), or A3 by Moody's Investor Service, Inc. ("Moody's") or, if either S&P or Moody's ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Citibank to reduce (i) Citibank's "beneficial ownership" (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 7.5% of Counterparty's outstanding Shares or less or (ii) the Option Equity Percentage to 14.5% or less. If after Citibank's commercially reasonable efforts, Citibank is unable to effect a transfer or assignment permitted by the proviso to the immediately preceding sentence on pricing terms reasonably acceptable to Citibank and within a time period reasonably acceptable to Citibank of a sufficient number of Options Citibank may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the "Terminated Portion") of this Transaction, such that (i) its "beneficial ownership" following such partial termination will be equal to or less than 7.5% or (ii) the Option Equity Percentage following such partial termination will be equal to or less than 14.5%. In the event that Citibank so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to
          Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(n) shall apply to any amount that is payable by Citibank to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Citibank to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Citibank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Citibank's obligations in respect of this Transaction and any such designee may assume such obligations. Citibank shall be discharged of its obligations to Counterparty to the extent of any such performance.

     (h) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Citibank's hedging activities hereunder, Citibank reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Citibank on the Settlement Date for the Transaction, Citibank may, by notice to Counterparty on or prior to any Settlement Date (a "Nominal Settlement Date"), elect to deliver the Shares on two or more dates (each, a "Staggered Settlement Date") as follows:

          (a) in such notice, Citibank will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

          (b) the aggregate number of Shares that Citibank will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Citibank would otherwise be required to deliver on such Nominal Settlement Date; and

          (c) if the Net Share Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates as specified by Citibank in the notice referred to in clause (a) above.

     (i)  Reserved

     (j)  Reserved

     (k) Additional Termination Events. Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty shall occur under the terms of the Convertible Notes as set forth in Section 5.01 of the Indenture and such event of default results in the declaration of any principal and interest immediately due and payable pursuant to Section 5.02 of the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such event of default (A) Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) Citibank shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

     (l) Amendments to Equity Definitions. (i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word "or" after the word "official" and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor "or
          (C) at Citibank's option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer."

          (ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by
               (1) replacing "either party may elect" with "Citibank may elect" and (2) replacing "notice to the other party" with "notice to Counterparty" in the first sentence of such section.

     (m) Setoff. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Citibank (and only Citibank) shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation Counterparty may have to Citibank under any other agreement between Citibank and Counterparty relating to Shares (each such contract or agreement, a "Separate Agreement"), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, Citibank shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind and; provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

     (n) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Citibank to Counterparty (i) pursuant to Section
          12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to
          Section 6(d)(ii) of the Agreement (a "Payment Obligation"), Counterparty may request Citibank to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency, a Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty's control) and shall give irrevocable telephonic notice to Citibank, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request Citibank to satisfy its Payment Obligation by the Share Termination Alternative, Citibank shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty's election to the contrary. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and
          (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement. For the avoidance of doubt, the parties agree that in calculating the Payment Obligation the Determining Party may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

   Share Termination Alternative:              If Applicable, Citibank shall
                                               deliver to Counterparty the
                                               Share Termination Delivery
                                               Property on, or within a
                                               commercially reasonable period
                                               of time after, the date when the
                                               Payment Obligation would
                                               otherwise be due pursuant to
                                               Section 12.7 or 12.9 of the
                                               Equity Definitions or Section
                                               6(d)(ii) and 6(e) of the
                                               Agreement, as applicable (the
                                               "Share Termination Payment
                                               Date"), in satisfaction of the
                                               Payment Obligation in the manner
                                               reasonably requested by
                                               Counterparty free of payment.

   Share Termination Delivery Property:        A number of Share Termination
                                               Delivery Units, as calculated by
                                               the Calculation Agent, equal to
                                               the Payment Obligation divided
                                               by the Share Termination Unit
                                               Price. The Calculation Agent
                                               shall adjust the Share
                                               Termination Delivery Property by
                                               replacing any fractional portion
                                               of a security therein with an
                                               amount of cash equal to the
                                               value of such fractional
                                               security based on the values
                                               used to calculate the Share
                                               Termination Unit Price.

   Share Termination Unit Price:               The value to Citibank of property
                                               contained in one Share
                                               Termination Delivery Unit, as
                                               determined by the Calculation
                                               Agent in its discretion by
                                               commercially reasonable means
                                               and notified by the Calculation
                                               Agent to Citibank at the time of
                                               notification of the Payment
                                               Obligation.

   Share Termination Delivery Unit:            One Share or, if a Merger Event
                                               has occurred and a corresponding
                                               adjustment to this Transaction
                                               has been made, a unit consisting
                                               of the number or amount of each
                                               type of property received by a
                                               holder of one Share (without
                                               consideration of any requirement
                                               to pay cash or other
                                               consideration in lieu of
                                               fractional amounts of any
                                               securities) in such Merger
                                               Event, as determined by the
                                               Calculation Agent.

   Failure to Deliver:                         Applicable

   Other applicable provisions:                If Share Termination Alternative
                                               is applicable, the provisions of
                                               Sections 9.8, 9.9, 9.11, 9.12
                                               and 10.5 (as modified above) of
                                               the Equity Definitions will be
                                               applicable, except that all
                                               references in such provisions to
                                               "Physically-settled" shall be
                                               read as references to "Share
                                               Termination Settled" and all
                                               references to "Shares" shall be
                                               read as references to "Share
                                               Termination Delivery Units".
                                               "Share Termination Settled" in
                                               relation to this Transaction
                                               means that Share Termination
                                               Alternative is applicable to
                                               this Transaction.





     (o) Governing Law. New York law (without reference to choice of law doctrine).

     (p) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

     (q) Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Citibank, the Shares ("Hedge Shares") acquired by Citibank for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Citibank without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Citibank to sell the Hedge Shares in a registered offering, make available to Citibank an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Citibank, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Citibank, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Citibank to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Citibank (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Citibank for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Citibank at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Citibank.

     (r) Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

     (s) Right to Extend. Citibank may delay any Settlement Date or any other date of delivery by Citibank, with respect to some or all of the Options hereunder, if Citibank reasonably determines, in its discretion, that such extension is reasonably necessary to enable Citibank to effect purchases of Shares in connection with its hedging activity or settlement activity hereunder in a manner that would, if Citibank were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

     (t) Status of Claims in Bankruptcy. Citibank acknowledges and agrees that this Confirmation is not intended to convey to Citibank rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Citibank's right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Citibank's rights in respect of any transactions other than the Transaction.

     (u)  Securities Contract; Swap Agreement. The parties hereto intend for:
          (a) the Transaction to be a "securities contract" and a "swap agreement" as defined in the Bankruptcy Code (Title 11 of the United States Code) (the "Bankruptcy Code"), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the
          Bankruptcy Code; (b) a party's right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a "margin payment" or "settlement payment" and a "transfer" as defined in the Bankruptcy Code.

     (v) Additional Provisions. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty's assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Citibank in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the "Consideration Notification Date"); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

                            [signature page follows]

         Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning an executed copy to Equity Derivatives, Citibank, N.A., 390 Greenwich Street, New York, New York 10013, Facsimile No. (212) 723-8328.

                                         Very truly yours,



                                         CITIBANK, N.A.

                                         /s/ William Ortner
                                         ----------------------
                                           Authorized Signatory


         Accepted and confirmed
         as of the Trade Date:

         CHEMED CORPORATION

         By: /s/ David P. Williams
         ------------------------------------
         Authorized Signatory
         Name:   David P. Williams